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                                                                    EXHIBIT 6(e)



                              CONSULTING AGREEMENT

It is hereby understood that ViStra Growth Partners, Inc. (the "Financial Advisor") will advise America's Senior Financial Services, Inc. ("AMSE") to develop and implement AMSE's public markets strategy. Financial Advisor and AMSE shall hereinafter collectively be referred to as the "Parties".

The Purpose and scope of this Agreement is to set forth the services to be provided to AMSE by Financial Advisor, the compensation to be received by Financial Advisor from AMSE for providing such services and the terms and conditions that shall govern the relationship between the Parties. Financial Advisor has been engaged as an exclusive financial advisor by AMSE for a period of three (3) years commencing May 1, 1998.

In connection with the foregoing assignment, the Financial Advisor will provide the following services to AMSE:

     a. Study and review the business operations, historical financial performance of AMSE (based upon management's forecast of financial performance) so as to enable the Financial Advisor to provide advice to AMSE.

     b. Assist AMSE in attempting to formulate the optimal strategy to meet AMSE's working capital and capital resources needs during the period of this Agreement.

     c. Assist AMSE in effecting the exercise of the outstanding warrants to purchase AMSE's Common Stock and/or other authorized and outstanding shares of Stock as applicable.

     d. Assist in the formulation of the terms and structure of any reasonable proposed business combination transaction ("Transaction") involving AMSE and presented to Financial Advisor by AMSE, or to AMSE by Financial Advisor.

     e. Arrange for or assist AMSE in obtaining debt and/or equity financing in such amounts that AMSE and the Financial Advisor agree are required for the purpose of financing AMSE's operations ("Financing").

     f. Assist in any presentation to the Board of Directors of AMSE, as requested, in connection with a proposed Transaction or Financing.

     g. If requested, render an opinion (a "Fairness Opinion") to the Board of Directors of AMSE as to whether the consideration to be paid in any proposed acquisition of any business by AMSE is fair and appropriate from a financial point of view to its shareholders.

     h. Advise AMSE as to the expected reaction of the financial community to any Transaction and assist in determining the optimum means of communicating the pertinent aspects, such as strategic considerations, benefits to AMSE and financial impact, to the financial community.

Please note that the Financial Advisor is not an underwriter, broker-dealer nor a merchant bank in any financing transaction and does not purport to serve in that capacity. Further, Financial Advisor does not represent that it is acting as an Attorney or Certified Public Accountant, and AMSE should seek professional advice necessary in all legal and accounting matters. Rather, Financial Advisor's role is to use its best efforts to assist AMSE in its effort to obtain financing and to perform the advisory services detailed herein. Accordingly, Financial Advisor will identify potential investors, help negotiate one or more mutually agreeable transaction(s) and coordinate the needed professionals to prepare the documentation, review same to confirm that it meets the needs of AMSE and assure the timely closing of the contemplated transaction(s).

For providing the financial advisory and investment banking services, AMSE agrees to compensate the Financial Advisor as follows:

TRANSACTION FEE - ACQUISITIONS

It is understood by the Parties that Financial Advisor is relying upon AMSE to provide compensation to it based on the successful completion of one or more transactions and/or financing as herein defined. Upon execution of
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this Agreement between the Financial Advisor and AMSE, AMSE shall make an initial payment to the Financial Advisor in the amount of $100.00. Upon AMSE's receipt of a signed copy of this Agreement, AMSE shall cause a check to be written to Vistra to remit the $100 as agreed.

         1. In the event the Financial Advisor arranges for or assists in a transaction closed by AMSE, a transaction fee ("Transaction Fee") computed as follows and payable in the event of and upon the closing of a Transaction: five percent (5%) of the first two million dollars; four percent (4%) of the next two million dollars; three percent (3%) of the next two million dollars; two percent (2%) of the next two million dollars and one percent (1%) of the balance of the value of the transaction, but in no event less than $25,000 for any transaction consummated by AMSE.

         2. For transactions involving acquisition candidates identified by AMSE or its management who are acquired by or merged with AMSE and where Financial Advisor assists to structure or negotiate such a transaction, Financial Advisor shall be paid cash compensation for the consummation of the transaction out of the proceeds of the transaction as follows:
         A success fee based on seventy-five (75%) percent of the Modified Lehman Formula defined in the preceding Paragraph.

         3. In the event of a merger or reorganization of AMSE, Financial Advisor shall be compensated as follows: a success fee to be paid "in kind" based on the modified Lehman Formula defined in Paragraph 1, above.

A Transaction means everything paid or payable by one party to the other in a transaction, including but not limited to, cash, securities, promissory notes, loans or any other purchase related consideration including payments contingent upon future events or conditions all of which are agreed to be an integral part of the transaction. Any such Transaction Fee due to the Financial Advisor will be paid in cash or other consideration that is acceptable to the Financial Advisor, at the closing of the particular Transaction for which the Transaction Fee is due.

TRANSACTION FEE - PRIVATE PLACEMENT OR SECONDARY PUBLIC OFFERING

As part of this agreement, AMSE agrees to retain Financial Advisor to advise AMSE with respect to AMSE's ongoing capital formation initiatives and generally, to consult to the company. Financial Advisor will receive compensation for such consulting services and a "success fee" under the different circumstances outlined herein, as follows:

         1. Financial Advisor shall be compensated for the consummation of any Private Placement Financing(s), and paid at each closing, out of the proceeds of the Financing, as follows: a success fee based on a "Modified Lehman Formula", as herein defined, (7.5% of the first $500,000; 6% of the next two million dollars of transaction value; 4% of the next two million dollars of transaction value; 3% of the next two million dollars of transaction value; 2% of the next two million dollars of transaction value; and 1% of the transaction value in excess of $8.5 million), provided however, that if AMSE identifies the funding source, or in the event of a secondary public offering, then the compensation provided to the Financial Advisor shall be 60% of the success fee calculated hereunder.

         2. In addition to the cash compensation to be paid to Financial Advisor upon the closing of a Financing as described in Number 1 above, Financial Advisor shall be entitled to participate in the equity of AMSE after a Private Placement Financing has been funded or a secondary public offering has been completed. Specifically, Financial Advisor shall receive .5% of the equity of AMSE for each $500,000 of capital raised by Financial Advisor up to a maximum amount of 5% of AMSE's equity based on the shares issued and outstanding immediately after the capital raise. In addition to the grant of equity as detailed herein, Financial Advisor shall receive options to purchase common stock of AMSE under the following terms and conditions: Financial Advisor shall receive, without limitation, options to purchase 0.75% of the



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company's common stock for each $500,000 of cash consideration received by AMSE pursuant to the efforts of Financial Advisor. Said options shall expire five (5) years from the date of the financing. The exercise price of the options shall be 100% of the per share price paid by an investor(s) pursuant to the Financing, or the average per share price of AMSE's common stock for the twenty (20) days preceding the closing of a debt funding. All equity earned by Financial Advisor shall be subject to the same dilution factors as is the privately held stock of the founding shareholders. Company agrees to provide reasonable piggyback, cashless exercise and non-dilutive provisions with regard to such options. The Financial Advisor hereby agrees to provide Nelson A. Locke with an irrevocable proxy with respect to the voting rights associated with any shares obtained by the Financial Advisor pursuant to this paragraph 2. Financial Advisor further agrees to normal and reasonable lock-up provisions with respect to the shares obtained by the Financial Advisor pursuant to this paragraph 2, subject to the other provisions of this paragraph.

In the event of a successful funding as described herein, AMSE shall retain Financial Advisor as a consultant with respect to such matters as may from time to time be requested by the Board of Directors of AMSE, any of its subsidiaries, or members of AMSE's Executive Committee. In exchange for these Consulting Services to be provided by Financial Advisor for a period of twenty-four (24) months subsequent to the completion of the Private Placement or Secondary Public Offering, Financial Advisor shall be paid a monthly retainer in an amount to be determined by mutual agreement between the Board of Directors of AMSE and the Financial Advisor, provided however, that the minimum monthly retainer shall not be less than $5,000 per month, to be paid on a mutually acceptable schedule that recognizes the Company's normal cash flow requirements and leaves adequate cash resources for the Company to properly fund its ongoing operation.

OTHER CONSIDERATION

In addition to any fees that may be payable to the Financial Advisor hereunder and regardless of whether any Transaction or Financing is consummated:

     (i) AMSE will be responsible for all of its legal and other professional fees associated with the preparation and review of any necessary documentation and the closing of any agreed upon transaction. Any investor or acquisition candidate will be responsible for all of his or its legal and other professional fees associated with the closing of any agreed upon transaction. And, should Financial Advisor choose to retain professionals in addition to those retained by AMSE, then Financial Advisor will be responsible for all of such legal and professional fees unless approved in writing by AMSE. In the event either Party shall enforce any remedy at law or in equity and is the prevailing Party in such action, it shall be entitled to recover its reasonable attorneys' fees and cost including on appeal from the other Party.

     (ii) AMSE hereby agrees from time to time upon request to reimburse the Financial Advisor (a) for all reasonable travel, legal and all other out-of-pocket expenses incurred in performing the services hereunder (it is understood that the reimbursement for expenses in excess of $200.00 shall be subject to the prior approval of AMSE, such approval not to be unreasonably withheld); and (b) for all reasonable travel, legal and out-of-pocket expenses incurred in assisting AMSE to prepare for, or defend against any action, suit, proceeding, or claim brought or threatened to be brought arising out of or based upon our services hereunder and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding, or claim except in the event that the costs are incurred as a result of the ordinary negligence or willful misconduct of the financial advisor.

Financial Advisor acknowledges that AMSE will be providing confidential information to Financial Advisor. The Parties hereto agree that they will cooperate with each other and provide full due diligence, and that all conversations, documentation, or work products will be kept in the utmost confidence. Financial
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Advisor agrees to execute as part of this Agreement a more detailed confidentiality and non-disclosure agreement. Likewise, AMSE acknowledges that Financial Advisor will be providing confidential information to AMSE. Accordingly, AMSE agrees that the information, including but not limited to Financial Advisor data base of investors, methods, systems and procedures, will be kept confidential and shall not, without the prior written consent of Financial Advisor, be disclosed by AMSE. Also, in recognition of the value which Financial Advisor place on the information as defined herein, for the term of this agreement and for a period of one (1) year thereafter, AMSE shall not, without Financial Advisor's written consent, participate in any business venture with any person or company introduced to it directly or indirectly by Financial Advisor. Finally, Financial Advisor intends to introduce the Client to its contacts including private and institutional financing sources or strategic alliances. AMSE agrees that it will respect Financial Advisor's relationships with these investors and other sources of financing and that AMSE shall not participate in or permit the circumvention of any obligation to Financial Advisor created by this Agreement by any means. It is agreed that should the Client receive funds from a financing source introduced by Financial Advisor within a period of one (1) years from the date of introduction, the Client shall promptly pay Financial Advisor its fees according to this Agreement. As used herein, the term "introduced" shall mean one or more formal meetings (where a formal meeting is defined as a meeting with a principal investor or his authorized agent who has been qualified by Financial Advisor and who has reviewed AMSE's materials and expressed an interest in making an investment in
AMSE) or substantive discussions in connection with the provision of funds, and shall exclude sources to whom the client is previously known or to whom the client has been previously introduced prior to the introduction facilitated by Financial Advisor.

Recognizing the matters of the type contemplated in this engagement sometimes result in litigation and that the Financial Advisor's role is advisory, AMSE agrees to hold the Financial Advisor harmless and to indemnify the Financial Advisor (including any of its affiliated companies and any director, officer, employee or agent of the Financial Advisor) and any other controlling person within the meaning of Section 15 of the Securities Act of 1993 (the "1993 act") or Section 20(a) of the Securities Exchange Act of 1934 (the "1934 act") or the Financial Advisor (including any of its affiliated companies) (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities or expenses whatsoever as incurred by an Indemnified Person in investigating, preparing or defending any litigation or proceeding, commenced or threatened, or in connection with any claim whatsoever, whether or not resulting in any liability, to which such Indemnified Person may become subject under any applicable Federal or state law or otherwise caused by or arising out of our based upon or otherwise relating to or in connection with the Financial Advisor's engagement hereunder, or any Transaction and if such indemnification were for any reason not to be available, to contribute to the settlement, loss, or expenses involved in the proportion that AMSE's interest bears to the Financial Advisor's interest in any transaction referred to herein. Under no circumstances, however, shall contributions by the Financial Advisor exceed the fees received by the Financial Advisor pursuant to this letter. However, such indemnification and contribution shall not apply to any claim, loss or expense, which has arisen solely from the Financial Advisor's ordinary negligence or willful misconduct in performing its services hereunder.

The indemnity provided herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination, or consummation or failure to initiate or consummate any transaction referred to herein, (ii) any investigation made by or on behalf of any Indemnified Person, (iii) any termination or the completion or expiration of this Agreement or the Financial Advisor's engagement as AMSE's Financial Advisor and (iv) whether or not the Financial Advisor shall be called upon to render any formal or informal advise in the course of such agreement.

The invalidity or enforceability of any particular provision of this Agreement shall affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

The terms and conditions of this Agreement constitute an offer on the part of Financial Advisor to provide the services comtemplated herein to AMSE. Upon execution, this Agreement may only be modified by an addendum which shall be in writing and which shall be incorporated and merged into this Agreement as if fully


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set forth at the time of the initial execution of this Agreement. All such addenda hereto shall not alter the original terms and conditions of this Agreement, except as specifically stated in the addendum.

Should AMSE not pay invoices upon presentation, any material, documentation, or work completed by Financial Advisor shall be returned immediately to Financial Advisor. Work performed by Financial Advisor and not returned upon request shall constitute work accepted and shall be paid for by AMSE based on normal and customary fees for such work product. During the term of this Agreement, work may be submitted to AMSE in rough form such as research and final drafts of work product. The Parties hereto agree that non-payment of an invoice upon presentation shall constitute a termination and breach of this Agreement. However, the Financial Advisor agrees that AMSE shall pay such invoices in a mutually decided manner on a case by case basis, (such as was demonstrated in the processing of the DOW transaction invoices), that is to say in a manner that preserves adequate cash resources to allow AMSE to protect the ordinary course of its operations. This Agreement shall not be assigned by either Party without the prior written consent of the parties.

No waiver by a Party of any default or breach by any other Party under this Agreement shall operate as a waiver of any future default or breach, whether of like or different character or nature.

The Company may terminate this Agreement with the Financial Advisor pursuant to its terms at any time for cause by giving written notice of termination. Such termination will become effective upon the giving of such notice. Upon any such termination for cause, the Financial Advisor shall have no right to the transaction fees or other consideration as provided for hereunder. For purposes of this agreement, "cause" shall mean: (i) the Chief Executive Officer of the Financial Advisor is convicted of a felony which is related to the Financial Advisor's services to be provided to AMSE hereunder or to the business of the Company; (ii) the Chief Executive Officer of the Financial Advisor, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or intentional misconduct resulting in either case in material harm to the Company, or (iii) the Financial Advisor materially breaches any provision of this Agreement. The term "found in a civil action" shall not apply until all appeals permissible under the applicable rules of procedure or statutes have been determined and no further appeals are permissible.

Other than the provisions for termination of the Financial Advisor by AMSE, either Party may terminate this Agreement upon the occurrence of any of the following events: (i) an assignment by the other Party for the benefit of creditors; or (ii) the filing of a voluntary or involuntary petition by or against the other Party under any federal or state law for the purpose of adjudicating the other Party bankrupt, or (iii) the filing of a voluntary or involuntary petition by or against the other Party for reorganization, dissolution, or arrangement on account of or to prevent bankruptcy or insolvency, or (iv) the appointment of a receiver for the assets of the other Party; or (v) loss of any permit or approvals needed to conduct the business of the parties. Each of the foregoing events shall constitute a default hereunder and a breach of this Agreement. All remedies of both Parties hereunder are cumulative and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not preclude the exercise of any other remedy. No failure or delay on the part of either Party to exercise any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by either Party of any right or remedy hereunder preclude any other or further exercise of any right or remedy. If any payment is not made when due hereunder, the Parties shall pay interest on such payment at the maximum rate permitted by Florida law.

Any notice required or permitted by this Agreement shall be in writing and shall be deemed given at the time it is deposited in the United States Mail, postage prepaid, certified or registered mail, return receipt requested or hand delivered with a receipt addressed to the Party whom it is to be given as follows:

AMSE:                                        Financial Advisor:
15544 NW 77th Court                          ViStra Growth Partners, Inc
Miami Lakes, Florida 33018                   2386 NW 32nd Street
Attention: Nelson A. Locke, President        Boca Raton, FL 33431
                                             Attn: Louis S. Weltman, President

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Either Party may change its address to which notices shall be sent by a notice similarly sent.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida and venue for any dispute relating to or arising under this Agreement shall be in Broward County, Florida courts.

This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes and merges herein all prior negotiations, understanding, agreements and representations. No amendment of this Agreement shall be binding or any affect unless in writing duly signed by the Party against which such amendment is sought to be enforced.

Any titles herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof. As used in this Agreement, the plural shall include the singular and the singular shall include the plural whenever appropriate.

The Parties hereto may execute this Agreement in any number of separate counterparts, each of which, when executed and delivered by the Parties hereto, shall have the force and effect of any original. All such counterparts shall be deemed to constitute one and the same instrument.

The Parties to this Agreement each agree to keep the contractual relationship and the terms and conditions herein confidential except as may be required by force of law or due to demand of any federal or state or local agency, or except to the Party's attorney, accountant or employees who have a need to know. Each Party agrees to notify the other Party if disclosure is required.

IT IS HEREBY AGREE THAT THE TERMS AND CONDITIONS AS CONTAINED HEREIN ARE SATISFACTORY TO ALL PARTIES AND THEY SET THEIR HANDS AND SEAL TO THIS AGREEMENT THIS 25TH DAY OF AUGUST 1998.


For ViStra Growth Partners, Inc.:

/s/ Louis S. Weltman
------------------------------------
Louis S. Weltman
President

Date: 8-25-98
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Agreed for America's Senior Financial Services, Inc.


/s/ Nelson A. Locke
------------------------------------
Nelson A. Locke, President


Date: 8/25/98
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